EXHIBIT 99.1 TO FORM 8-K


United Medicorp, Announces Loss of Business From Largest Customer

Dallas, Texas -- United Medicorp, Inc. ("UMC") (OTC Bulletin Board ticker symbol UMCI.OB) announced today that it has received notice from Marshall Regional Medical Center ("MRMC") of the termination of its contract to provide Claims Billing Services. UMC has provided Claims Billing Services for MRMC during the past two years.

Pete Seaman, CEO, stated, "UMC management appreciates having had the opportunity to assist MRMC to improve its claims collections and internal business processes to the point where MRMC management feels comfortable in bringing its billing back in-house. We look forward to continuing our longstanding relationship with MRMC as an ongoing customer for UMC's customer service, early stage collections, and bad debt collections services.

The Claims Billing Services which have been terminated by MRMC generated fees of $1,119,633 and $653,088 in 2005 and 2004, which represented about 40% and 16% of UMC's total revenues for 2005 and 2004, respectively.

UMC was informed that MRMC will continue to transmit placements of claims to be billed through the end of February 2006. UMC management expects revenue from MRMC to ramp down rapidly following the discontinuation of claims placements. In light of this decision by MRMC, UMC management will need to reevaluate the Company's business plan for 2006, and focus on reducing expense while continuing to aggressively pursue new business. "

United Medicorp, Inc. provides extended business office services to healthcare providers nationwide.





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